Exhibit 99

From: Rick James (media)
414-221-4444

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

Oct. 30, 2007

Wisconsin Energy Corporation posts higher third quarter results

MILWAUKEE - Wisconsin Energy (NYSE:WEC) today reported net income from continuing operations of $83 million or 70 cents per share for the third quarter of 2007. This compares with net income from continuing operations of $71 million or 60 cents per share for the third quarter of 2006.

Electric sales were up slightly -- driven in part by customer growth. The company also benefited from effective cost controls and favorable recovery of fuel costs.

Residential use of electricity grew by 1 percent in this year's third quarter. Usage by residential customers was up 3.6 percent in the first nine months of 2007.

Consumption of electricity by small commercial and industrial customers was up 1.6 percent and 2.9 percent, respectively, in the third quarter and first nine months of 2007.

Electricity use by large commercial and industrial customers was up 2 percent in the third quarter and relatively even compared to the first nine months of 2006.

Third quarter 2007 revenues from continuing operations were $882 million. In the corresponding period last year, revenues from continuing operations were $840 million.

"We posted solid financial results in the first nine months of this year," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer. "And our focus remains on delivering value with high levels of customer satisfaction and world-class reliability at competitive prices."

Earnings per share listed in this news release are on a fully diluted basis.

-- more --

Conference Call
A conference call is scheduled for 1 p.m. Central time on Tuesday, Oct. 30, 2007. The presentation will review 2007 third quarter earnings and discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 800-289-0528 up to 15 minutes before the call begins. International callers may dial 913-312-1264. The confirmation code is 2491038. Access also may be gained through the company's Web site (www.wisconsinenergy.com) by clicking on the icon for the "Third Quarter Earnings Release and Conference Call" and selecting "webcast audio." In conjunction with this earnings announcement, Wisconsin Energy will post on its Web site a package of detailed financial information on its third quarter performance. The materials will be available at 7:30 a.m. Central time on Oct. 30. An archive of the presentation will be available on the Web site after the call. A replay of the audio presentation will be available through Nov. 6, 2007. Domestic callers should dial 888-203-1112. International callers should dial 719-457-0820. The replay confirmation code is 2491038.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's non-utility businesses include renewable energy technology and real estate development.

Wisconsin Energy Corporation (www.wisconsinenergy.com) has more than $11 billion of assets, 5,000 employees and approximately 52,000 stockholders of record.

Tables Follow

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30

	2007	2006	2007	2006

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$881.5	$839.8	$3,089.1	$2,901.2

Operating Expenses
Fuel and purchased power	254.3	229.8	716.1	583.8
Cost of gas sold	78.0	85.1	710.4	695.1
Other operation and maintenance	284.3	287.1	891.5	875.1
Depreciation, decommissioning
and amortization	85.6	82.0	250.9	243.4
Property and revenue taxes	26.2	24.6	77.5	73.9

Total Operating Expenses	728.4	708.6	2,646.4	2,471.3

Operating Income	153.1	131.2	442.7	429.9

Equity in Earnings of Transmission Affiliate	10.9	9.7	32.1	28.7

Other Income, Net	14.8	15.2	47.8	44.8

Interest Expense	42.5	41.5	127.2	129.3

Income From Continuing
Operations Before Income Taxes	136.3	114.6	395.4	374.1

Income Taxes	53.2	43.8	153.5	139.2

Income From Continuing Operations	83.1	70.8	241.9	234.9

Income (Loss) From Discontinued
Operations, Net of Tax	(0.2)	-	(0.6)	4.5

Net Income	$82.9	$70.8	$241.3	$239.4

Earnings Per Share (Basic)
Continuing operations	$0.71	$0.61	$2.07	$2.01
Discontinued operations	-	-	(0.01)	0.04

Total Earnings Per Share (Basic)	$0.71	$0.61	$2.06	$2.05

Earnings Per Share (Diluted)
Continuing operations	$0.70	$0.60	$2.04	$1.98
Discontinued operations	-	-	-	0.04

Total Earnings Per Share (Diluted)	$0.70	$0.60	$2.04	$2.02

Weighted Average Common
Shares Outstanding (Millions)
Basic	116.9	117.0	116.9	117.0
Diluted	118.2	118.4	118.5	118.3

Dividends Per Share of Common Stock	$0.25	$0.23	$0.75	$0.69

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	September 30, 2007	December 31, 2006

	(Millions of Dollars)
Assets

Property, Plant and Equipment
In service	$8,734.3	$9,265.4
Accumulated depreciation	(3,099.1)	(3,423.7)

	5,635.2	5,841.7
Construction work in progress	1,563.1	992.4
Leased facilities, net	83.3	87.5
Nuclear fuel, net	-	130.9

Net Property, Plant and Equipment	7,281.6	7,052.5

Investments
Restricted cash	969.1	-
Nuclear decommissioning trust fund	-	881.6
Equity investment in transmission affiliate	236.0	228.5
Other	35.6	54.7

Total Investments	1,240.7	1,164.8

Current Assets
Cash and cash equivalents	500.0	37.0
Accounts receivable	320.7	379.3
Accrued revenues	147.3	257.8
Materials, supplies and inventories	410.3	417.2
Prepayments and Other	100.4	136.7

Total Current Assets	1,478.7	1,228.0

Deferred Charges and Other Assets
Regulatory assets	1,154.0	1,091.0
Goodwill	441.9	441.9
Other	165.3	152.0

Total Deferred Charges and Other Assets	1,761.2	1,684.9

Total Assets	$11,762.2	$11,130.2

Capitalization and Liabilities

Capitalization
Common equity	$3,034.6	$2,889.0
Preferred stock of subsidiary	30.4	30.4
Long-term debt	3,493.4	3,073.4

Total Capitalization	6,558.4	5,992.8

Current Liabilities
Long-term debt due currently	282.3	296.7
Short-term debt	831.3	911.9
Accounts payable	364.5	404.5
Accrued liabilities	482.3	161.2
Other	99.1	113.7

Total Current Liabilities	2,059.5	1,888.0

Deferred Credits and Other Liabilities
Regulatory liabilities	1,854.5	1,472.1
Asset retirement obligations	50.0	371.7
Deferred income taxes - long-term	242.7	572.9
Deferred revenue, net	301.5	186.2
Other	695.6	646.5

Total Deferred Credits and Other Liabilities	3,144.3	3,249.4

Total Capitalization and Liabilities	$11,762.2	$11,130.2

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30

	2007	2006

	(Millions of Dollars)
Operating Activities
Net income	$241.3	$239.4
Reconciliation to cash
Depreciation, decommissioning and amortization	258.2	250.2
Deferred income taxes and investment tax credits, net	(22.9)	(25.5)
Working capital and other	156.1	244.2

Cash Provided by Operating Activities	632.7	708.3

Investing Activities
Capital expenditures	(842.2)	(664.0)
Unrestricted proceeds from asset sales	540.9	69.0
Other investing activities	(85.1)	(55.3)

Cash Used in Investing Activities	(386.4)	(650.3)

Financing Activities
Common stock issued (repurchased), net	(25.1)	(9.3)
Dividends paid on common stock	(87.7)	(80.7)
Change in debt, net	330.0	(22.3)
Other financing activities	(0.5)	2.3

Cash Provided by (Used in) Financing Activities	216.7	(110.0)

Change in Cash	463.0	(52.0)

Cash at Beginning of Period	37.0	73.2

Cash at End of Period	$500.0	$21.2